EXHIBIT 31.2

CERTIFICATIONS

I, John L. Kimble, Chief Financial Officer, certify that:

1. I have reviewed this annual report on Form 10-K of JAKKS Pacific, Inc.; and

2. Based upon my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report.

Date: May 15, 2020

	By:	/s/ JOHN L. KIMBLE
John L. Kimble
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its Staff upon request.